Exhibit 21.1
Subsidiaries of the Registrant

Subsidiaries	Jurisdiction of Incorporation	Percentage Owned by Registrant

Cardiosonix Ltd.	Israel	100%

Cira Biosciences, Inc.	Delaware, USA	90%